SCHNADER HARRISON SEGAL & LEWIS LLP
                               1735 MARKET STREET
                                   SUITE 3800
                           PHILADELPHIA, PA 19103-7598

                                  July 10, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Global Technologies, Ltd. Registration Statement on Form S-3

Dear Sir/Madam:

     As counsel to Global Technologies, Ltd., a Delaware corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-3, as amended (the "Registration Statement"), which was initially filed with the Securities and Exchange Commission on or about July 10, 2000, of 270,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), which includes, without limitation, 125,000 Shares to be issued upon the conversion, payment and/or redemption of the secured convertible notes (the "Notes") referred to in the Registration Statement, 125,000 Shares to be issued upon the exercise of certain warrants (the "Redemption Warrants") issued in connection with a partial redemption of the Notes referred to in the Registration Statement and 20,000 Shares to be issued upon the exercise of the certain other warrants (together with the Redemption Warrants, the "Warrants") of the Company referred to in the Registration Statement (all as more fully set forth in the Registration Statement).

     We have examined the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, and related consents of and minutes of action taken by the Board of Directors of the Company, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares, the Notes and Warrants as we deemed appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that the Shares, when issued and paid for upon the due conversion, payment and/or redemption of the Notes or due exercise of the Warrants in accordance with the terms of the Notes or Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 of the Registration Statement.

                                Very truly yours,

                                /s/SCHNADER HARRISON SEGAL & LEWIS LLP